Exhibit 23.7

May 6, 2024

Gamehaus Holdings Inc.

5th Floor, Building 2, No. 500 Shengxia Road
Pudong New District, Shanghai
The People’s Republic of China, 201210

Dear Sir/Madam:

We act as the Hong Kong legal counsel to Gamehaus Holdings Inc. (the “Company”), an exempted company organized under the laws of the Cayman Islands, in connection with the filing on the Company’s Registration Statement on Form F-4, along with any amendments thereto (the “Registration Statement”), initially filed with the U.S Securities and Exchange Commission (the “SEC”) on April 4, 2024, under the United States Securities Act of 1933, as amended (the “Securities Act”). The filing on the Registration Statement is in connection with the proposed business combination between the Company and Golden Star Acquisition Corporation and registering the issuance of securities under the Securities Act, as amended.

We hereby consent to the reference of our name in the Registration Statement and any amendment thereto, including, without limitation, under the “Summary of the Proxy Statement/Prospectus,” “Risk Factors,” and “Enforceability of Civil Liabilities” sections. We also consent to the filing of this consent letter with the SEC as an exhibit to the Registration Statement.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Very truly yours,

/s/ Jun He Law Offices
Jun He Law Offices